UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

ANSWERS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing consists of an announcement made available on February 8, 2011 on the Answers.com blog located at http://www.nostupidanswers.com.

Message to the community on the heels of the announced acquisition of Answers.com.

February 8th, 2011 by Liz

Hi Everyone,

We recently announced that Answers.com has agreed to be acquired by AFCV Holdings, LLC, a portfolio company of Summit Partners (press release at http://ir.answers.com//releaseDetail.cfm?ReleaseID=547336).

Over the last several days we’ve heard your concerns about how this partnership might impact our community, and we’d like to begin addressing those concerns here:

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Answers.com, including ReferenceAnswers, WikiAnswers, and our international sites, are expected to continue to operate and be as functional as they have been, and are not expected to be affected by this acquisition.

•	We expect to maintain a robust Community Development program following the close of the acquisition to continue to support and strengthen our community.

•	Current projects and new tools that are in process are expected to continue as planned following the closing of the acquisition.

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We believe that AFCV recognizes and appreciates what the community has worked together to create and that they respect the collaborative power of wikis and the way that our community drives quality content.

•	AFCV has committed to learning from us and listening to the Supervisors and the broader Answers.com community.

We at Answers.com feel this acquisition is a very positive move for the site, for the company, and for you. Our intention is to continue to be strongly focused on building the site and the community. We look forward to closing this acquisition, and hope that as a result, we will be able to strengthen infrastructure, develop better tools, and increase the resources that we have to grow the site and encourage more people to answer each others’ questions with higher quality answers. We don’t foresee significant changes for the volunteer supervisors or the volunteer community as a result of this acquisition.

On a final note, Answers.com would not be what it is today without the energy, creativity, commitment, dedication and hard work of our wonderful community. It is difficult for us to truly express the appreciation we have to all of the contributions you have made to our growth and success.

We look forward to this next chapter of Answers.com sites and the exciting journey we all will share together.

Thank you for the questions, comments, and good wishes. Keep them coming and we will do our best to keep you updated as more information becomes publicly available.

Bob Rosenschein & Bruce Smith

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Required Legal Notice

Additional Information and Where to Find It

Answers Corporation (“Answers.com”) intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with the merger described in the announcement referenced above. The definitive proxy statement will be sent or given to the stockholders of Answers.com. Before making any voting or investment decision with respect to the merger, stockholders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Answers.com with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov or at Answers.com’ website at http://ir.answers.com/sec.cfm. In addition, stockholders may obtain free copies of the documents filed with the SEC by contacting The Blueshirt Group at (212) 551-1453.

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Participants in the Solicitation

Answers.com and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Answers.com in connection with the merger. Information about the directors and executive officers of Answers.com is set forth in its proxy statement on Schedule 14A filed with the SEC on July 27, 2010 and Answers.com’s Annual Report on Form 10-K filed on March 8, 2010 and subsequent amendments. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Answers.com intends to file with the SEC.

Safe Harbor Statement

Some of the statements included in this announcement are forward-looking statements that involve a number of risks and uncertainties, including, but not limited to, statements regarding future market opportunity and future financial performance. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause our actual results to differ materially, including, but not limited to: the risk that the merger may not be consummated in a timely manner, if at all; the risk that the merger agreement may be terminated in circumstances that require us to pay AFCV a termination fee or reimburse AFCV for certain expenses incurred by it in connection with the merger; our ability to maintain or improve monetization; our ability to maintain or improve traffic; a decision by Google or other search engines to block our pages from users’ search results or otherwise adjust their algorithms in a manner detrimental to us, as experienced in July 2007; a potential termination of our Google Services Agreement; a failure of Answers.com to experience continued growth in accordance with our expectations; the effects of facing liability for any content displayed on Answers.com; potential claims that we are infringing the intellectual property rights of any third party; an increasingly competitive environment for our business; and other risk factors identified from time to time in our SEC filings. Any forward-looking statements set forth in this announcement speak only as of the date hereof. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

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